EXHIBIT 99.1

                Gouverneur Bancorp Announces Fiscal 2005 Results

Gouverneur, NY, December 2, 2005- Richard F. Bennett, President and Chief Executive Officer of Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), announced today results for its fiscal year ended September 30, 2005.

Net income for the fiscal year ended September 30, 2005 increased 20.0 % to $1,032,000, or $0.46 per diluted share, compared to $860,000, or $0.38 per diluted share, in the prior year. The return on average assets and average equity increased to 0.91% and 5.62% for the year ended September 30, 2005 from 0.89% and 4.82% respectively for the year ended September 30, 2004. In fiscal 2005 total assets grew from $104.2 million by $18.0 million, or 17.3%, to $122.2 million, while net loans increased $16.5 million, or 20.6%, from $80.2 million to $96.7 million.

Commenting on the results for the year, Mr. Bennett said, "The mortgage market, particularly in the Thousand Islands region along the St. Lawrence River, provided strong growth for 2005. Net income grew by 20.0% from $860,000 last fiscal year to $1,032,000 this fiscal year. The loan growth was steady throughout fiscal 2005."

Net interest income for the year ended September 30, 2005 increased by $489,000, or 13.0% from $3,755,000 to $4,244,000. In fiscal 2005, interest income increased $1,038,000, or 19.2%, from $5,403,000 to $6,441,000, while interest expense increased $549,000, or 33.3%, from $1,648,000 to $2,197,000.

Non-interest income increased $95,000 from $463,000 in fiscal year 2004 to $558,000 in fiscal 2005. Service charge income increased $23,000 from $182,000 last year to $205,000 this year and other non-interest income items increased by $103,000 (including increases of $53,000 from earnings on bank owned life insurance ("BOLI") and $16,000 in gains on the sales on securities. A loss of $31,000 on the sales of loans reduced other income.

The provision for loan losses increased $5,000 for the 2005 fiscal year to $140,000 from $135,000 for the 2004 fiscal year. The increase was the result of the growth of the loan portfolio.

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The components of non-interest expense are presented in the following table:

                                                        For the year ended
                                                           September 30,
                                                    ---------------------------
                                                        2005           2004
                                                    ------------   ------------
                                                           (in thousands)

Salaries and employee benefits                      $      1,686   $      1,415
Directors fees                                               141             92
Building, occupancy and equipment                            402            347
Advertising                                                   53             54
Other operating expense                                      843            759
                                                    ------------   ------------
     Non interest expense                           $      3,125   $      2,667
                                                    ============   ============


Salaries and employee benefits expense increased by $271,000 in fiscal 2005 partially due to performance increases to employees and having a commercial loan officer and an assistant treasurer on the payroll for a full year. Costs for health insurance, the Employee Stock Ownership Plan ("ESOP") and the directors and officers supplemental retirement programs were also higher in fiscal 2005.

Non-performing loans were $393,000 at September 30, 2005, compared to $380,000 at September 30, 2004. Non-accrual loans were $393,000 at the end of fiscal 2005, compared to $252,000 one year earlier. The loan loss provision was $140,000 and net charge-offs were $79,000 for the year ended September 30, 2005. The allowance for loan losses was $869,000, or 0.87% of total loans outstanding at September 30, 2005 as compared to $755,000, or 0.94% at September 30, 2004.

Deposits increased $2.6 million, or 4.2%, to $64.0 million at September 30, 2005 from $61.6 million at September 30, 2004. Securities sold under agreement to repurchase with the Federal Home Loan Bank ("FHLB") were $6.0 million at September 30, 2005 and 2004, while advances from FHLB increased from $17.0 million to $30.8 million, an increase of $13.8 million or 81.2%, over the same period.

Shareholders' equity was $18.7 million at September 30, 2005, representing an increase of 3.89% over the September 30, 2004 balance of $18.0 million. The book value of Gouverneur Bancorp, Inc. was $8.17 per common share based on 2,285,434 shares outstanding at September 30, 2005. The company paid cash dividends totaling $0.28 per share to all public holders of our stock as Cambray Mutual Holding Company waived its right to receive dividends during the fiscal year ending September 30, 2005.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions.

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These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.


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